EXHIBIT 99.1

News Release

Mattson Technology Media Contact	Mattson Technology Investor Contact
Lauren Vu	J. Michael Dodson
Mattson Technology, Inc.	Mattson Technology, Inc.
tel +1-510-492-6250	tel 1-510-657-5900
fax +1-510-492-5914	fax 1-510-492-5963
lauren.vu@mattson.com	mike.dodson@mattson.com

MATTSON TECHNOLOGY APPOINTS J. MICHAEL DODSON COO AND CFO
Company Announces Plans for Finalization of Phase III Cost-Reduction Program

FREMONT, Calif. - October 3, 2012 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today appointed J. Michael Dodson, 51, as chief operating officer (COO) in addition to his existing duties as chief financial officer (CFO). Dodson, who joined Mattson Technology as executive vice president and CFO in October 2011 will continue to report to the president and chief executive officer David L. Dutton on the Company's executive management team. Dodson's new role encompasses executive oversight of manufacturing operations, finance, administration and corporate marketing.
The Company also announced the plans for finalization of Phase III of its cost-reduction program, which entails a broader reduction in force and the consolidation of all of its manufacturing operations to the corporate headquarters in Fremont, California. The total estimated reduction in annual operating expenses for all three phases of the program is over $20 million. Combined with the ongoing gross margin improvement efforts, the Company's cash flow breakeven point is expected to be reduced to the low $30 million quarterly net sales level by the end of 2012.
An industry veteran, Dodson brings an excellent track record with over 25 years of business, financial and management expertise in global technology companies, including executive management positions at four semiconductor equipment companies.
"Over the past year, Mike has been an instrumental force in strengthening Mattson Technology's financial foundation and has become a key leader on our team,” said Dutton. “He has been a significant partner in implementing our cost-reduction programs that are helping to reduce our breakeven from a quarterly net sales level of $50 million to the $30 million range. In his new expanded position, Mike will play an integral role in strengthening the Company's operations for better leverage as we return to growth when the industry recovers.”
"I am excited to continue working closely with Dave and the Mattson Technology team as we capitalize on the opportunities ahead of us to deliver improved profitability and value to our shareholders,” Dodson said.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Rapid Thermal Processing and Etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the Company's future prospects and plans, including, but not limited to: potential future net sales, profit, cash flow, cash position and other financial results, future customer demand and industry and economic conditions, Company strategies and the market opportunity and acceptance of Company products in various customer markets. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: Company expectations with respect to continued growth of its business; growth of the industry and the size of the Company's served available market; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's cash position overall, especially as a result of payments made for inventory and the related collections upon shipment of such inventory; end-user demand for semiconductors, including the growing mobility electronics industry; customer demand for semiconductor manufacturing equipment; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market, to gain market share with such products and the overall mix of the Company's products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.